Cooper Standard Reports Second Quarter Results

NORTHVILLE, Mich., August 4, 2020 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the second quarter 2020.

Second Quarter 2020 Summary

•Sales totaled $340.5 million, significantly impacted by industry-wide shutdowns
•Net loss of $134.2 million or $(7.93) per diluted share
•Adjusted EBITDA of $(93.8) million or (27.5) percent of sales
•Adjusted net loss of $111.8 million or $(6.61) per diluted share
•Strong cash balance of $388.0 million at quarter end
•Contract awards related to the Company's innovation products totaled $54 million

“We are continuing to ramp-up our global operations following the extended industry-wide shutdown,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “After more than two months of lost production, the restart of operations has gone extremely well. The extensive new health and safety protocols we have implemented in all our facilities are enabling us to maintain a world-class, safe working environment for our employees as we increase production levels to meet growing customer demand.”

Consolidated Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(dollar amounts in millions except per share amounts)
Sales	$340.5	$764.7	$995.4	$1,642.7
Net (loss) income	$(134.2)	$145.2	$(244.8)	$139.8
Adjusted net (loss) income	$(111.8)	$5.3	$(148.3)	$15.2
(Loss) earnings per diluted share	$(7.93)	$8.36	$(14.49)	$7.99
Adjusted (loss) earnings per diluted share	$(6.61)	$0.31	$(8.77)	$0.87
Adjusted EBITDA	$(93.8)	$58.0	$(85.5)	$122.1
The year-over-year change in second quarter sales was primarily attributable to customers idling operations in response to the COVID-19 pandemic, as well as other unfavorable volume and mix, primarily in North America and Europe.

Net loss for the second quarter 2020 included non-cash impairment charges related to assets held for sale in the amount of $12.4 million, certain project costs related to assets held for sale of $1.8 million and restructuring charges related to headcount reduction actions of $9.8 million and other special items. Net income for the second quarter 2019 included a gain on the sale of the Company's AVS business in the amount of $189.9 million as well as restructuring charges of $5.9 million and other impairment charges of $2.2 million. Adjusted net (loss) income, which excludes these items and their related tax impact, was $(111.8) million in the second quarter 2020 compared to $5.3 million in the second quarter of 2019. The decline was due largely to the impact of the COVID-19 pandemic, other unfavorable volume and mix and general inflation, partially offset by $21.0 million of operating efficiencies, $6.0 million in lower SGA&E expense and other cost saving initiatives.

Adjusted net income (loss), adjusted EBITDA and adjusted earnings (loss) per diluted share are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

COVID-19 Pandemic Impact on Operations

The COVID-19 pandemic had a significant negative impact on our industry and on our operations during the second quarter. The second quarter impact on our sales was approximately $380 million and the impact on adjusted EBITDA was approximately $130 million. Our automotive operations in Europe and North America were almost all closed beginning in early to mid-March and remained closed until late May or early June. We experienced and continue to face delays in the timing of certain new program launches. Most of these delays have ranged from six to eight weeks from originally planned dates. We anticipate continued variability in our launch schedules for the remainder of the year.

During the broad global shutdown, our Advanced Technology Group (ATG) operations remained open, working at reduced capacity, to support critical infrastructure businesses in markets such as commercial trucking, military and defense, fire and emergency, and grocery store suppliers. In addition, certain of our plants ran limited operations to produce customized components for medical ventilators and personal protective equipment (PPE). All of our plants have now been re-opened and have begun ramping up production in alignment with customer demand. At the end of June, our production volumes globally were at approximately 70 percent of the levels that had been anticipated prior to the global pandemic.

New Business Awards

During the second quarter of 2020, the Company received new business awards related to product innovations, totaling approximately $54 million in anticipated future annualized sales, including both new and replacement business. These awards are related to the Company’s commercialized innovation products such as MagAlloy™, Gen III Posi-Lock™, Easy-Lock™, EPDM Microdense and TP Microdense and are based on customer forecast volumes. Additionally, the Company has introduced new technologies through our I3 innovation process that are supporting future pursuits with Fortrex™, FlushSeal, TUROS™, PC2000™ and next generation connection technologies. As a result of the cancellation of certain customer programs, net new business awards were not significant in the quarter.

Continuing Execution of Cost Reduction and Strategic Initiatives

The Company remains focused on reducing ongoing costs through improved operating efficiency and the further rightsizing of its operating footprint and overhead expenses. As previously announced, two manufacturing facilities were scheduled to be closed in 2020. During the second quarter, an additional technical facility was added to the list of planned closures in 2020. One of the manufacturing plant closures has been completed. The closure of the second manufacturing facility and the technical facility are on track to be completed later this year.

Subsequent to the end of the second quarter, the Company finalized the divestiture of certain non-strategic assets and operations in India and Europe. In 2019, these operations had combined revenue of approximately $200 million, adjusted EBITDA loss of approximately $(14) million and negative cash flow of approximately $(20) million. As a result, the transaction is expected to be immediately accretive to future Company earnings and cash flow. This transaction was consistent with the Company's stated strategic guideline to fix or exit unprofitable businesses.

Segment Results of Operations

Sales

	Three Months Ended June 30,			Variance Due To:
	2020	2019	Change	Volume / Mix*	Foreign Exchange	Acquisitions/Divestiture, net
	(dollar amounts in thousands)
Sales to external customers
North America	$126,337	$379,121	$(252,784)	$(252,689)	$(95)	$—
Europe	78,805	205,029	(126,224)	(124,304)	(947)	(973)
Asia Pacific	105,726	118,495	(12,769)	(8,555)	(4,203)	(11)
South America	3,881	25,124	(21,243)	(19,954)	(1,289)	—
Total Automotive	314,749	727,769	(413,020)	(405,502)	(6,534)	(984)
Corporate, eliminations and other	25,718	36,929	(11,211)	(11,048)	(163)	—
Consolidated sales	$340,467	$764,698	$(424,231)	$(416,550)	$(6,697)	$(984)
* Net of customer price reductions
•Volume and mix, net of customer price reductions, almost entirely is driven by the decline in vehicle production volume as a result of government imposed global shutdowns related to the COVID-19 pandemic.
•The impact of foreign currency exchange primarily relates to the Chinese Renminbi, Brazilian Real, and Euro.

Adjusted EBITDA

	Three Months Ended June 30,			Variance Due To:
	2020	2019	Change	Volume/ Mix*	Foreign Exchange	Cost (Increases)/ Decreases	Acquisitions/ Divestiture, Net
	(dollar amounts in thousands)
Segment adjusted EBITDA
North America	$(42,874)	$53,883	$(96,757)	$(106,401)	$(515)	$10,152	$7
Europe	(41,403)	5,996	(47,399)	(50,698)	(602)	3,700	201
Asia Pacific	(2,172)	(1,826)	(346)	(6,708)	922	5,679	(239)
South America	(4,351)	(1,106)	(3,245)	(5,665)	(1,171)	3,591	—
Total Automotive	(90,800)	56,947	(147,747)	(169,472)	(1,366)	23,122	(31)
Corporate, eliminations and other	(2,952)	1,024	(3,976)	(4,523)	(645)	1,192	—
Consolidated adjusted EBITDA	$(93,752)	$57,971	$(151,723)	$(173,995)	$(2,011)	$24,314	$(31)
* Net of customer price reductions

•Volume and mix, net of customer price reductions, almost entirely is driven by the decline in vehicle production volume as a result of government imposed global shutdowns related to the COVID-19 pandemic.
•The impact of foreign currency exchange is driven by the Euro, Mexican Peso, Canadian Dollar, Chinese Renminbi, Brazilian Real, Polish Zloty, and Czech Koruna.
•The Cost (Increases) / Decreases category above includes:
◦Reduction in compensation-related expenses, purchasing savings through lean initiatives, restructuring savings;
◦Wage increases; and
◦Net manufacturing efficiencies of $21 million, weakened by the impact of COVID-19, primarily driven by our European, North America and Asia Pacific segments.

A reconciliation of net loss to adjusted EBITDA is included in the "Reconciliations of Non-GAAP Measures" section of this release.

Cash and Liquidity

At June 30, 2020, Cooper Standard had cash and cash equivalents totaling $388.0 million. In addition to cash and cash equivalents, the Company had $31.8 million available under its amended senior asset-based revolving credit facility (“ABL”), inclusive of outstanding letters of credit, for total liquidity of $419.8 million at June 30, 2020. The quarter-end cash balance included the net proceeds of $241 million from the senior secured notes the Company issued in May and was in-line with the Company's cash forecast and expectations as it managed through the COVID-19 related shutdown.

The borrowing base of the ABL is derived from the Company's receivables and inventory in the United States and Canada. These working capital balances were reduced as production, sales and shipments were halted during the industry-wide, COVID-19 related shutdown. As production, sales and shipments have resumed in North America, the Company anticipates that its receivables balances, and by extension, the borrowing base and availability under its ABL will increase during the second half of the year.

Outlook

Based on our current expectations for light vehicle production and customer demand for our products, we expect our current strong cash balance and increasing access to flexible credit facilities will provide sufficient resources to support ongoing operations and the execution of planned strategic initiatives for the next 12 months.

Conference Call Details

Cooper Standard management will host a conference call and webcast on August 5, 2020 at 9 a.m. ET to discuss its second quarter 2020 results, provide a general business update and respond to investor questions. A link to the live webcast of the call (listen only) and presentation materials will be available on Cooper Standard’s Investor Relations website at www.ir.cooperstandard.com/events.cfm.

To participate by phone, callers in the United States and Canada should dial toll-free (877) 374-4041. International callers should dial (253) 237-1156. Provide the conference ID 5086888 or ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions after the presentation. Callers should dial in at least five minutes prior to the start of the call.

Individuals unable to participate during the live call may visit the investors’ portion of the Cooper Standard website (www.ir.cooperstandard.com) for a replay of the webcast.

About Cooper Standard

Cooper Standard, headquartered in Northville, Mich., is a leading global supplier of systems and components for the automotive industry. Products include sealing, fuel and brake delivery, and fluid transfer systems. Cooper Standard employs approximately 24,000 people globally and operates in 21 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: the impact, and expected continued impact, of the recent COVID-19 outbreak on our financial condition and results of operations; significant risks to our liquidity presented by the COVID-19 pandemic; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; competitive threats and commercial risks associated with our diversification strategy through Advanced Technology Group; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations and policies governing the terms of foreign trade, such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; our ability to generate sufficient cash to service all of our indebtedness; our exposure to interest rate risk due to our variable rate indebtedness; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; changes in our assumptions as a result of IRS issuing guidance on the Tax Cuts and Jobs Act; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our dependence on our subsidiaries for cash to satisfy our obligations; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com
Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Sales	$340,467	$764,698	$995,357	$1,642,693
Cost of products sold	400,838	666,828	1,012,585	1,429,318
Gross profit (loss)	(60,371)	97,870	(17,228)	213,375
Selling, administration & engineering expenses	68,271	74,170	138,942	161,144
Gain on sale of business	—	(189,910)	—	(189,910)
Amortization of intangibles	3,513	5,148	7,963	8,923
Restructuring charges	9,774	5,927	17,050	23,642
Impairment of assets held for sale	12,391	—	86,470	—
Other impairment charges	163	2,188	1,140	2,188
Operating (loss) profit	(154,483)	200,347	(268,793)	207,388
Interest expense, net of interest income	(12,771)	(11,575)	(23,008)	(23,507)
Equity in (losses) earnings of affiliates	(3,011)	1,891	(1,580)	4,249
Other expense, net	(4,701)	(1,781)	(8,141)	(2,577)
(Loss) income before income taxes	(174,966)	188,882	(301,522)	185,553
Income tax (benefit) expense	(38,982)	44,222	(53,099)	46,256
Net (loss) income	(135,984)	144,660	(248,423)	139,297
Net loss attributable to noncontrolling interests	1,765	545	3,616	493
Net (loss) income attributable to Cooper-Standard Holdings Inc.	$(134,219)	$145,205	$(244,807)	$139,790

Weighted average shares outstanding
Basic	16,914,971	17,312,359	16,899,344	17,423,162
Diluted	16,914,971	17,376,458	16,899,344	17,490,968

(Loss) earnings per share:
Basic	$(7.93)	$8.39	$(14.49)	$8.02
Diluted	$(7.93)	$8.36	$(14.49)	$7.99

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
	June 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$388,035	$359,536
Accounts receivable, net	270,925	423,155
Tooling receivable, net	117,849	148,175
Inventories	144,909	143,439
Prepaid expenses	36,449	34,452
Income tax receivable and refundable credits	61,371	32,763
Other current assets	64,802	60,750
Assets held for sale	30,337	—
Total current assets	1,114,677	1,202,270
Property, plant and equipment, net	884,576	988,277
Operating lease right-of-use assets, net	110,091	83,376
Goodwill	142,000	142,187
Intangible assets, net	70,872	84,369
Other assets	166,381	135,103
Total assets	$2,488,597	$2,635,582

Liabilities and Equity
Current liabilities:
Debt payable within one year	$56,358	$61,449
Accounts payable	243,903	426,055
Payroll liabilities	108,276	88,486
Accrued liabilities	101,938	119,841
Current operating lease liabilities	20,913	24,094
Liabilities held for sale	41,093	—
Total current liabilities	572,481	719,925
Long-term debt	982,897	746,179
Pension benefits	135,509	140,010
Postretirement benefits other than pensions	44,098	48,313
Long-term operating lease liabilities	88,995	60,234
Other liabilities	58,426	44,939
Total liabilities	1,882,406	1,759,600
7% Cumulative participating convertible preferred stock	—	—
Equity:
Common stock	17	17
Additional paid-in capital	494,628	490,451
Retained earnings	373,068	619,448
Accumulated other comprehensive loss	(277,296)	(253,741)
Total Cooper-Standard Holdings Inc. equity	590,417	856,175
Noncontrolling interests	15,774	19,807
Total equity	606,191	875,982
Total liabilities and equity	$2,488,597	$2,635,582

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Six Months Ended June 30,
	2020	2019
Operating Activities:
Net (loss) income	$(248,423)	$139,297
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	72,260	65,550
Amortization of intangibles	7,963	8,923
Gain on sale of business	—	(189,910)
Impairment of assets held for sale	86,470	—
Other impairment charges	1,140	2,188
Share-based compensation expense	4,935	6,482
Equity in earnings of affiliates, net of dividends related to earnings	6,825	668
Deferred income taxes	(29,052)	18,803
Other	2,053	2,030
Changes in operating assets and liabilities	(30,405)	(62,997)
Net cash used in operating activities	(126,234)	(8,966)
Investing activities:
Capital expenditures	(62,874)	(95,496)
Acquisition of businesses, net of cash acquired	—	(452)
Proceeds from sale of business	—	243,362
Proceeds from sale of fixed assets and other	817	2,099
Net cash (used in) provided by investing activities	(62,057)	149,513
Financing activities:
Proceeds from issuance of long-term debt, net of discount	245,000	—
Principal payments on long-term debt	(3,081)	(2,067)
Decrease in short-term debt, net	(3,042)	(47,351)
Debt issuance costs	(4,904)	—
Purchase of noncontrolling interests	—	(4,797)
Repurchase of common stock	—	(36,550)
Taxes withheld and paid on employees' share-based payment awards	(516)	(2,733)
Other	(807)	2,277
Net cash provided by (used in) financing activities	232,650	(91,221)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(4,036)	(2,882)
Changes in cash, cash equivalents and restricted cash	40,323	46,444
Cash, cash equivalents and restricted cash reclassified to assets held for sale	(11,278)	—
Cash, cash equivalents and restricted cash at beginning of period	361,742	267,399
Cash, cash equivalents and restricted cash at end of period	$390,787	$313,843

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheet:
	Balance as of
	June 30, 2020	December 31, 2019
Cash and cash equivalents	$388,035	$359,536
Restricted cash included in other current assets	16	12
Restricted cash included in other assets	2,736	2,194
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$390,787	$361,742

Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Management considers EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt and free cash flow to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Net debt is defined as total debt minus cash and cash equivalents. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt and free cash flow as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt and free cash flow have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt and free cash flow differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Measures

EBITDA and Adjusted EBITDA
(Unaudited)
(Dollar amounts in thousands)

The following table provides a reconciliation of EBITDA and adjusted EBITDA from net income (loss):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net (loss) income attributable to Cooper-Standard Holdings Inc.	$(134,219)	$145,205	$(244,807)	$139,790
Income tax (benefit) expense	(38,982)	44,222	(53,099)	46,256
Interest expense, net of interest income	12,771	11,575	23,008	23,507
Depreciation and amortization	42,460	37,868	80,223	74,473
EBITDA	$(117,970)	$238,870	$(194,675)	$284,026
Impairment of assets held for sale	12,391	—	86,470	—
Restructuring charges	9,774	5,927	17,050	23,642
Project costs (1)	1,809	405	4,234	1,668
Other impairment charges (2)	163	2,188	847	2,188
Lease termination costs (3)	81	491	601	491
Gain on sale of business (4)	—	(189,910)	—	(189,910)
Adjusted EBITDA	$(93,752)	$57,971	$(85,473)	$122,105

Sales	$340,467	$764,698	$995,357	$1,642,693
Net income (loss) margin	(39.4)%	19.0%	(24.6)%	8.5%
Adjusted EBITDA margin	(27.5)%	7.6%	(8.6)%	7.4%
(1)Project costs recorded in selling, administration and engineering expense related to assets held for sale in 2020 and acquisitions and divestiture costs in 2019.
(2)Non-cash impairment charges of $847 related to fixed assets, net of approximately $293 attributable to our noncontrolling interests for the six months ended June 30, 2020.
(3)Lease termination costs no longer recorded as restructuring charges in accordance with ASC 842.
(4)Gain on sale of AVS product line.

Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)
The following table provides a reconciliation of net income (loss) to adjusted net income (loss) and the respective earnings (loss) per share amounts:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net (loss) income attributable to Cooper-Standard Holdings Inc.	$(134,219)	$145,205	$(244,807)	$139,790
Impairment of assets held for sale	12,391	—	86,470	—
Restructuring charges	9,774	5,927	17,050	23,642
Project costs (1)	1,809	405	4,234	1,668
Other impairment charges (2)	163	2,188	847	2,188
Lease termination costs (3)	81	491	601	491
Gain on sale of business (4)	—	(189,910)	—	(189,910)
Tax impact of adjusting items (5)	(1,775)	41,006	(12,669)	37,325
Adjusted net (loss) income	$(111,776)	$5,312	$(148,274)	$15,194

Weighted average shares outstanding:
Basic	16,914,971	17,312,359	16,899,344	17,423,162
Diluted	16,914,971	17,376,458	16,899,344	17,490,968

(Loss) earnings per share:
Basic	$(7.93)	$8.39	$(14.49)	$8.02
Diluted	$(7.93)	$8.36	$(14.49)	$7.99

Adjusted (loss) earnings per share:
Basic	$(6.61)	$0.31	$(8.77)	$0.87
Diluted	$(6.61)	$0.31	$(8.77)	$0.87
(1)Project costs recorded in selling, administration and engineering expense related to assets held for sale in 2020 and acquisitions and divestiture costs in 2019.
(2)Non-cash impairment charges of $847 related to fixed assets, net of approximately $293 attributable to our noncontrolling interests for the six months ended June 30, 2020.
(3)Lease termination costs no longer recorded as restructuring charges in accordance with ASC 842.
(4)Gain on sale of AVS product line.
(5)Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred.

Free Cash Flow
(Unaudited)
(Dollar amounts in thousands)
The following table defines free cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net cash used in operating activities	$(124,204)	$(7,118)	$(126,234)	$(8,966)
Capital expenditures	(12,283)	(35,863)	(62,874)	(95,496)
Free cash flow	$(136,487)	$(42,981)	$(189,108)	$(104,462)